Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
ANNOUNCES MOVES STRENGTHENING ITS EXECUTIVE MANAGEMENT TEAM

Melville, New York, March 31, 2020 - Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech”), a leading provider of advanced secure wireless solutions announced the promotion of Mark Toppenberg and Jeff Harig, each to Co-President of Comtech’s Tempe, Arizona-based subsidiary, Comtech EF Data Corp., the promotion of Mark Schmeichel to President of its Santa Clara, California-based subsidiary, Comtech Xicom Technology, Inc. and the appointment of Michael Plourde as Comtech’s Vice President Global Engineering and Programs. These changes are intended to strengthen the leadership and drive long-term revenue growth of Comtech’s satellite earth station solution product lines.
In commenting on these changes, Fred Kornberg, Chairman of the Board and Chief Executive Officer of Comtech Telecommunications Corp., stated, “Mark Toppenberg, Jeff Harig and Mark Schmeichel have all been terrific contributors to our business for many years. Their promotions express our strong confidence in their abilities to capitalize on long-term market dynamics shaping the satellite industry. In addition, I am pleased to welcome Mr. Plourde to the Company. Mike is a well-known and highly-regarded leader in the satellite earth station field and will work with all of our subsidiaries on important strategic initiatives to help grow Comtech’s business with both commercial and government customers.”
Jeff Harig has been with Comtech EF Data Corp. since 1994 and most recently was Senior Vice President of Government Systems since 2015. Mr. Harig holds a MSEE degree from the University of Missouri-Rolla and a BSEE from Michigan Technological University.
Mark Toppenberg has been with Comtech EF Data Corp. since 1997 and most recently was Senior Vice President of Global Sales since 2015. Mr. Toppenberg holds a BSBA degree from Northern Arizona University and an MBA from the Thunderbird School of Global Management at Arizona State University.
Mark Schmeichel has been with Comtech Xicom Technology, Inc. since 2014 and held the title of Senior Vice President and General Manager. Mr. Schmeichel holds a BS degree in Mechanical Engineering from Northern Illinois University.
Michael Plourde has 30 years of experience in the satellite ground station systems industry. Most recently, Mr. Plourde was a member of Globecomm Systems’ executive leadership team, responsible for the global engineering and operations functions of that company. Mr. Plourde holds a BSEE from Worcester Polytechnic Institute in Worcester, Massachusetts.
In connection with these changes, the Company is also announcing that John Branscum, Senior Vice President of Comtech, will be leaving the Company effective April 8, 2020. The Company wishes John well and thanks him for his contributions over the years.
Comtech EF Data Corp. is a leading supplier of communications equipment with a focus on satellite bandwidth efficiency and link optimization. The high-performance satellite communications ground equipment is deployed globally to support mission-critical and demanding applications for government, mobile backhaul, premium enterprise and mobility. Service providers, satellite operators, governments and commercial users wanting to optimize communications, increase throughput and delight customers, are leveraging the performance and flexibility of the Comtech brand. The solutions are facilitating fixed and mobile networks in 160+ countries and across every ocean. For more information, visit www.comtechefdata.com.
Comtech Xicom Technology, Inc., a world leader in high-power amplifiers, manufactures a wide variety of tube-based and solid-state power amplifiers for military and commercial satellite uplink applications. The product range encompasses power levels from 8 W to 3 kW, with frequency coverage in sub-bands within the 2 GHz to 52 GHz spectrum. Amplifiers are available for fixed and ground-based, shipboard and airborne mobile applications. Please visit www.xicomtech.com for more information.
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Michael D. Porcelain, President and Chief Operating Officer
631-962-7000
info@comtechtel.com